Exhibit 10.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 16th day of November, 2012, by and between SILICON VALLEY BANK (“Bank”) and RAMTRON INTERNATIONAL CORPORATION, a Delaware corporation (“Borrower”), whose address is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

RECITALS

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of February 29, 2012, as amended by that certain Default Waiver and Consent to Pursuant to Loan and Security Agreement dated as of October 31, 2012, (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has requested that Bank (i) modify the interest rate applicable to the credit facilities under the Loan Agreement, (ii) waive certain prepayment penalties set forth in the Loan Agreement, (iii) delete any collateral monitoring fee, (iv) delete weekly collateral reporting requirements, (v) suspend the testing of certain covenants as long as the Cypress Guaranty is in place, and (vi) make certain other changes, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.3(b) (Term Loan). Section 2.1.3(b) of the Loan Agreement is hereby amended and replaced with the following:

Repayment. Borrower shall make a pre-payment on the Term Loan on or before April 1, 2012, in an amount of up to $1,250,000. Thereafter, Borrower shall repay the outstanding balance of the Term Loan Amount in (i) twenty-seven (27) equal installments of principal, plus (ii) installments of accrued and unpaid interest on Interest Payment Dates (the “Term Loan Payment”). Beginning on April 1, 2012, each Term Loan Payment shall be payable on the first day of each month (except for interest otherwise payment on a difference Interest Payment Date). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

2.2 Section 2.1.3(c) (Term Loan). Section 2.1.3(c) of the Loan Agreement is hereby amended and replaced with the following:

Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan Amount advanced by Bank under this Agreement, provided Borrower pays, on the date of the prepayment (a) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (b) all unpaid principal with respect to the Term Loan; and (c) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.3 Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement is hereby amended and restated to read as follows:

Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (such sum being an “Overadvance”) exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.4 Section 2.3(a) (Interest Rate). Section 2.3(a) of the Loan Agreement is hereby amended and restated to read as follows:

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Base Rate or, if chosen by Borrower pursuant to a Conversion/Continuation Notice, the Adjusted Eurodollar Rate plus, in each case, the Applicable Margin, which interest shall be payable on each Interest Payment Date, in arrears, in accordance with Section 2.3(f) below.

(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the Base Rate or, if chosen by Borrower pursuant to a Conversion/Continuation Notice, the Adjusted Eurodollar Rate plus, in each case, the Applicable Margin, which interest shall be payable on each Interest Payment Date, in accordance with Section 2.1.3(b).

2.5 Section 2.3(f) (Interest Rate). The first sentence of Section 2.3(f) of the Loan Agreement is hereby amended and restated to read as follows:

Interest on the Revolving Line is payable on each Interest Payment Date.

2.6 Section 2.4 (Fees). Section 2.4(c) of the Loan Agreement entitled “Termination Fee” and Section 2.4(d) entitled “Collateral Monitoring Fee” are each deleted and replaced with the following:

[Intentionally Omitted]

2.7 Section 3.5 (Continuation/Conversion Elections). A new Section 3.5 is hereby added to the Loan Agreement as follows:

Conversion and Continuation Elections.

So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for Eurodollar Rate Loans, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Base Rate Loans into Eurodollar Rate Loans in a minimum amount of $1,000,000 and in additional increments of $500,000 in excess of such amount;

(2) elect to continue on any Interest Payment Date any Eurodollar Rate Loans maturing on such Interest Payment Date in a minimum amount of $1,000,000 and in additional increments of $500,000 in excess of such amount; or

(3) elect to convert on any Interest Payment Date any Eurodollar Rate Loans maturing on such Interest Payment Date into Base Rate Loans.

Borrower shall deliver a Conversion/Continuation Notice by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion/Continuation Date, if any loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) on the Conversion/Continuation Date, if any loans are to be converted into Base Rate Loans, in each case specifying the:

(1) proposed Conversion/Continuation Date;

(2) aggregate amount of the loans to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) if the resulting loan is to be a Eurodollar Rate Loan, the duration of the requested Interest Period.

If upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, Borrower shall have timely failed to select a new Interest Period to be applicable to such Eurodollar Rate Loan or request to convert a Eurodollar Rate Loan into a Base Rate Loan, Borrower shall be deemed to have elected for any such loan, to convert such Eurodollar Rate Loan into a Base Rate Loan.

Any Eurodollar Rate Loan shall, at Bank’s option, convert into a Base Rate Loan in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Base Rate Loans which have been previously converted to Eurodollar Rate Loans, or the aggregate principal amount of existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to this Section.

Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase dollar deposits in the London interbank market or other applicable Eurodollar market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the Eurodollar Rate Loans.

2.8 Section 3.6 (Special Provisions Governing Eurodollar Rate Loans). A new Section 3.6 is hereby added to the Loan Agreement as follows:

Special Provisions Governing Eurodollar Rate Loans. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loan, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Eurodollar Rate Loan on the basis provided for in the definition of Adjusted Eurodollar Rate, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no loans may be made as, or converted to, Eurodollar Rate Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Conversion/Continuation Notice given by Borrower with respect to Eurodollar Rate Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund Eurodollar Rate Loans due to impracticability or illegality under Sections 3.7(c) and 3.7(d) of this Agreement, a borrowing or a conversion to or continuation of any Eurodollar Rate Loans does not occur on a date specified in a Conversion/Continuation Notice, as the case may be, or (ii) any complete or partial principal payment or reduction of a Eurodollar Rate Loan, or any conversion of any Eurodollar Rate Loan, occurs on a date prior to the last day of an Interest

Period applicable to that Eurodollar Rate Loan, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(A) the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a Eurodollar Rate Loan as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such Eurodollar Rate Loans provided for herein, over

(B) the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Adjusted Eurodollar Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each relevant Eurodollar Rate Loan through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.

(e) Eurodollar Rate Loans After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a loan be made or continued as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for such loan and (ii) subject to the provisions of Section 3.6(c), any Conversion/Continuation Notice given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue loans referred to therein as Base Rate Loans.

2.9 Section 3.7 (Additional Requirements Governing Eurodollar Rate Loans). A new Section 3.7 is hereby added to the Loan Agreement as follows:

Additional Requirements/Provisions Regarding Eurodollar Rate Loans.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Eurodollar Rate Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Eurodollar Rate Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Eurodollar Rate Loans or any deposits referred to in the definition of Adjusted Eurodollar Rate); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Eurodollar Rate Loans, of making or maintaining Eurodollar Rate Loans, or on amounts receivable by it in respect of Eurodollar Rate Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5)

days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.7, Borrower shall not be required to compensate Bank pursuant to this Section 3.7(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.7(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations.

(c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of Eurodollar Rate Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the Adjusted Eurodollar Rate does not accurately reflect the cost to Bank of lending the Eurodollar Rate Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the Eurodollar Rate Loans shall terminate; provided, however, Eurodollar Rate Loans shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to Eurodollar Rate Loans.

(d) If it shall become unlawful for Bank to continue to fund or maintain any Eurodollar Rate Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Eurodollar Rate Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 3.6(c)(ii), to (i) rescind such Conversion/Continuation Notice by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Conversion/Continuation Notice to obtain a Base Rate Loan or to have outstanding loans converted into or continued as Base Rate Loans by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

2.10 Section 6.2(a) (Transaction Report). Section 6.2(a) of the Loan Agreement is hereby deleted and replaced with the following:

[Intentionally Omitted]

2.11 Section 6.4(b) (Accounts Receivable). Section 6.4(b) of the Loan Agreement is hereby amended and restated to read as follows:

Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as

(i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Revolving Line.

2.12 Section 6.9 (Financial Covenants). The introductory sentence to Section 6.9 of the Loan Agreement is hereby amended and restated to read as follows:

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries (provided, however, that no testing of such financing covenants will be done or required as long as the Cypress Guaranty is outstanding and in full force and effect):

2.13 Section 8.6 (Other Agreements). Section 8.6 of the Loan Agreement is hereby amended and replaced with the following:

Other Agreements. There is, (a) under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000); or (ii) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided that this subsection (a) shall not apply to Cypress or (b) any default or event of default under the Cypress Credit Agreement;

2.14 Section 8.10 (Guaranty). Section 8.10 of the Loan Agreement is hereby amended and replaced with the following:

Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor (other than Cypress, to which this subsection (c) shall not apply), or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor (other than Cypress, to which this subsection (e) shall not apply); or

2.15 Section 12.1 (Termination Prior to Revolving Line Maturity Date). Section 12.1 of the Loan Agreement is hereby deleted and replaced with the following:

[Intentionally Omitted]

2.16 Section 13 (Definitions). The following terms and their definitions set forth in Section 13.1 of the Loan Agreement are hereby deleted:

“Borrowing Base”

“Make-Whole Premium”

“Transaction Report”

2.17 Section 13 (Definitions). The following terms and their definitions set forth in Section 13.1 of the Loan Agreement are hereby amended and restated to read as follows (or added to the Loan Agreement if a new definition):

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page thereto if the British Bankers’ Association is no longer making a Libor rate available) providing rate quotations comparable to those currently provided on such page of such page, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Applicable Margin” means (a) when applied to the Base Rate, 1.25% and (b) when applied to the Adjusted Eurodollar Rate, 2.25%.

“Applicable Reserve Requirement” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Bank is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentage shall include those imposed pursuant to such Regulation D. Loans based on the Adjusted Eurodollar Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Applicable Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Availability Amount” is (a) the Revolving Line minus (b) the outstanding principal balance of any Advances and EXIM Loans.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, or (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a loan under this Agreement accruing interest based on the Base Rate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a Eurodollar Rate Loan, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Conversion/Continuation Date” means the effective date of a funding, continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a conversion/continuation notice substantially in the form agreed to by Bank and Borrower, which shall be substantially the same as the similar form in the Cypress Credit Agreement if not otherwise agreed upon.

“Cypress” means Cypress Semiconductor Corporation, a Delaware corporation.

“Cypress Credit Agreement” means the Credit and Guaranty Agreement dated as of June 26, 2012 by and among Cypress as borrower, Morgan Stanley Senior Funding, Inc., JP Morgan Chase Bank, N.A., Silicon Valley Bank and certain other parties as lenders, and certain other parties as guarantors, as such document is amended, modified ore restated from time to time.

“Cypress Guaranty” means the Unconditional Guaranty entered into by Cypress in favor of Bank guarantying all of the Obligations.

“Eurodollar Rate Loan” means a loan under this Agreement accruing interest based on the Adjusted Eurodollar Rate.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank on such day on such transactions as determined by Bank.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last day of each month and on the Revolving Line Maturity Date and Term Loan Maturity Date; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by Borrower in the applicable Conversion/Continuation Notice, (i) initially, commencing on the Conversion/Continuation Date thereof; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to the Term Loan shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Line shall extend beyond the Revolving Line Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than the Existing Defaults has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary action on the part of Borrower;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Prior Agreement. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto, due execution and delivery to Bank of the Cypress Guaranty and payment of all legal expenses of Bank related to this Amendment.

9. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California. Section 11 of the Loan Agreement applies to this Amendment as if set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Ramtron International Corporation

By:	/s/ Alexis Coyle	By:	/s/ Gery E. Richards
Name:	Alexis Coyle	Name:	Gery E. Richards
Title:	Director	Title:	CFO